Exhibit 99.1

SenesTech Reports Record Direct-to-Consumer and Subscription Growth
Following Strategic E-Commerce Transition

In-house e-commerce transition and new CEO expected to support scalable recurring revenue growth strategy

SURPRISE, Ariz., May 12, 2026 /PRNewswire/ — SenesTech, Inc. (NASDAQ: SNES), the leader in fertility control for managing animal pest populations and the only manufacturer of EPA-compliant Rodent Birth Control™ products today announced financial results for the first quarter ended March 31, 2026 and provided an update on the Company’s acceleration of revenue under newly appointed Chief Executive Officer, Michael Edell.

Q1 2026 Financial Highlights

•Revenue increased 2% to $493,000 in Q1 2026 compared to $485,000 in Q1 2025, despite approximately $157,000 of reduced third-party e-commerce revenue associated with the Company’s transition from third-party e-commerce management to in-house management of Amazon sales. Gross profit increased 8% to $338,000 in Q1 2026 compared to $313,000 in Q1 2025.
•Direct-to-consumer revenue increased 42% to $194,000 in Q1 2026, compared to $137,000 in Q1 2025, driven by strong Amazon execution and continued subscription growth.
•Subscription revenue increased 44% to $56,000 in Q1 2026, compared to $39,000 in Q1 2025, reinforcing the recurring nature of the Company’s growing direct-to-consumer business model.
•Third party e-commerce revenues declined to $17,000 in Q1 2026 compared to $157,000 in Q1 2025 due to the transition to managing Amazon efforts internally.
•B2B revenue increased 57% to $298,000 in Q1 2026 compared to $190,000 in Q1 2025, reflecting continued traction across distributor, municipal, and professional channels.
•Gross margin expanded to a company record 68.6% in Q1 2026 as direct channel economics improved and pricing discipline strengthened.
•Net loss for Q1 2026 was $2.1 million, compared to $1.7 million in Q1 2025. Q1 2026 included $443,000 in severance costs and one-time legal expenses.
•Adjusted EBITDA loss was $1.6 million in Q1 2026, compared to $1.5 million in Q1 2025.
•Cash and equivalents totaled $6.8 million at quarter end, supporting ongoing operational execution and strategic initiatives.

April 2026 E-Commerce Momentum

•April 2026 represented the first full month following completion of the Company’s Amazon transition from third-party e-commerce management to direct in-house management.
•E-commerce sales for April 2026 increased 163% to a record $146,000 compared to $56,000 during April 2025 and increased 47% compared to $99,000 during March 2026, providing early positive evidence for the Company’s evolving e-commerce strategy.

•Subscription-based revenue increased 198% to a record $36,000 during April 2026 compared to $12,000 during April 2025, while subscription-based customers increased 109%, reinforcing the recurring nature of the Company’s growing direct-to-consumer business model.

Recent Operational and Strategic Highlights

•Appointment of New CEO: Michael Edell’s appointment as President and Chief Executive Officer in May 2026 reinforces SenesTech’s focus on operational accountability, scalable growth, and disciplined execution. During his tenure as Interim Chief Operating Officer, Mr. Edell helped accelerate the Company’s direct-to-consumer strategy, including the transition to direct Amazon management, subscription growth initiatives, packaging redesign efforts, and broader go-to-market execution across e-commerce, distributor, municipal, and other B2B channels.
•Amazon Direct Management Transition Completed: SenesTech substantially completed its transition from third party e-commerce management of Amazon sales of Evolve products during March 2026. The transition provides the Company with greater visibility into customer behavior, enhanced control over advertising and media buying, improved pricing visibility, stronger customer engagement opportunities, and greater control over overall channel economics.
•E-Commerce Website Redesign Underway: SenesTech continues to redesign the e-commerce section of SenesTech.com to improve customer experience, simplify navigation, increase conversion rates, and support subscription growth. The redesign is expected to align closely with updated packaging, digital advertising initiatives, and broader consumer marketing efforts, with launch currently targeted for Q3 2026.
•B2B Vertical Expansion Strategy: SenesTech continues to refine its B2B strategy with increased focus on large-scale opportunities across targeted verticals including pest management, agriculture, municipalities, distributors, and other commercial markets capable of generating larger dollar opportunities. The emphasis on direct-to-consumer growth is also expected to support B2B revenues through increased brand awareness and inbound lead generation.
•Packaging Refresh Initiative: SenesTech is implementing updated packaging designed to improve online and shelf visibility and strengthen differentiation.
•Municipal Deployment Growth: SenesTech continues to see increased municipal deployment activity across major urban markets, including Chicago, Boston, Washington, D.C., and New York City. The previously announced 12-month New York City rat contraception pilot program is expected to conclude this month.
•International Activity: SenesTech continues to pursue international expansion opportunities on an opportunistic basis, with a focus on countries that can move efficiently through the regulatory process with minimal incremental cost to the Company.

Management Commentary

“SenesTech is entering a new phase where we are building a more scalable, data-driven and recurring revenue business model around the growing demand for non-poison rodent management solutions,” said Michael Edell, Chief Executive Officer of SenesTech. “The strategic transition to directly managing our Amazon business and revamping our online e-commerce store has significantly improved our visibility into customer behavior, advertising performance, subscriptions, and overall channel economics. We are already seeing strong momentum in our direct-to-consumer business, particularly through accelerating subscription adoption and improved Amazon execution.”

Mr. Edell continued, “Our efforts across Amazon, Shopify, packaging redesign, digital media buying, subscriptions, and customer engagement are all connected initiatives intended to reduce friction, improve conversion, increase customer retention, and create a stronger recurring revenue foundation. At the same time, we remain focused on improving operational discipline, maintaining strong gross margins and positioning the Company for scalable long-term growth.”

“Our first quarter results reflected the expected temporary disruption associated with transitioning Amazon operations in-house, however the underlying consumer demand trends and April proof points were highly encouraging,” said Tom Chesterman, Chief Financial Officer of SenesTech. “Direct-to-consumer revenue increased 42% to a record $194,000 during Q1, gross margin expanded to a Company record 68.6%, and subscription-based sales continued to accelerate breaking past revenue numbers. We believe these trends support the long-term strategic value of directly controlling our e-commerce channels and building a more predictable recurring revenue mix.”

Use of Non-GAAP Measure

Adjusted EBITDA and Adjusted Net Loss are non-GAAP measures. However, these measures are not intended to be a substitute for those financial measures reported in accordance with GAAP. These measures have been included because management believes that, when considered together with the GAAP figures, they provide meaningful information related to operating performance and liquidity trends. We use these non-GAAP financial measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. These adjustments may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of the non-GAAP measures to the nearest GAAP measure.

Conference Call Details

Date: Tuesday, May 12, 2026.

Time: 5:00 p.m. ET.

Webcast: https://app.webinar.net/m976bqQblKE.

Webcast Replay: Available for 90 days on the Company’s website.

About SenesTech

SenesTech is committed to creating healthier environments by managing animal pest populations through birth control. The Company’s groundbreaking products, including Evolve rodent birth control, integrate seamlessly into pest management programs, significantly enhancing their effectiveness while reducing reliance on traditional poisons. SenesTech’s mission is to create cleaner cities, more efficient businesses, and healthier communities with products that are effective and sustainable.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, statements regarding the acceleration of the Company’s direct-to-consumer and e-commerce initiatives, the recurring nature of the Company’s growing director-to-consumer business model, any growth attributable to the appointment of the Company’s new CEO, the Company’s efforts in driving B2B revenues, any increases in conversion rates and subscription growth, and any international expansion opportunities for the Company.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; regulatory approval and regulation of our products; challenges transitioning to direct management of Amazon sales of Evolve products or the results of such direct management not being as expected; having to use cash at times and in ways other than as planned; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$6,804	$7,575
Short-term investments	—	994
Accounts receivable, net	163	201
Inventory	1,048	994
Prepaid expenses and other current assets	338	297
Total current assets	8,353	10,061
Right to use asset, operating lease	2,295	2,336
Property and equipment, net	379	410
Other noncurrent assets	36	36
Total assets	$11,063	$12,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115	$183
Accrued expenses	593	383
Current portion of operating lease liability	142	139
Current portion of notes payable	63	61
Deferred revenue	25	32
Total current liabilities	938	798
Operating lease liability, less current portion	2,296	2,332
Notes payable, less current portion	128	145
Total liabilities	3,362	3,275
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	152,239	152,043
Accumulated deficit	(144,543)	(142,480)
Total stockholders’ equity	7,701	9,568
Total liabilities and stockholders’ equity	$11,063	$12,843

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues, net	$493	$485
Cost of sales	155	172
Gross profit	338	313
Operating expenses:
Research and development	422	418
Selling, general and administrative	2,035	1,558
Total operating expenses	2,457	1,976
Loss from operations	(2,119)	(1,663)
Interest income (expense), net	56	(2)
Net loss	$(2,063)	$(1,665)
Weighted average shares outstanding — basic and diluted	5,263,717	1,299,971
Loss per share — basic and diluted	$(0.39)	$(1.28)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net loss (as reported, GAAP)	$(2,063)	$(1,665)
Non-GAAP adjustments:
Severance costs	230	27
One-time legal costs	213	45
Interest income, net	(56)	2
Stock-based compensation expense	23	91
Depreciation expense	31	39
Non-cash operating lease expense	8	—
Total non-GAAP adjustments	449	204
Adjusted EBITDA loss (non-GAAP)	$(1,614)	$(1,461)

SenesTech Inc.
Reconciliation of Net Loss and Adjusted Net Loss (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Percent Change
	2026	2025
Net loss (as reported, GAAP)	$(2,063)	$(1,665)	24%
Non-GAAP adjustments:
Severance costs	230	27
One-time legal costs	213	45
Adjusted net loss (non-GAAP)	$(1,620)	$(1,593)	2%